Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of the Corporation’s subsidiaries as of December 31, 2007. The Corporation owns, directly or indirectly, 100% of the voting securities of each subsidiary, unless noted otherwise.

NAME	STATE OR JURISDICTION OF ORGANIZATION
Pro-Pharmaceuticals Securities Corp.	Delaware